UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2013

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (734) 827-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following information is provided pursuant to Item 5.02 of Form 8-K, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.”

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On May 31, 2013, Mr. Joseph E. Parzick notified the Board of Directors (the “Board”) of Affinia Group Intermediate Holdings Inc. (the “Company”) that he would resign as a Director from the Board and the boards of directors of the Company’s affiliates effective May 31, 2013. Mr. Parzick also served as Chairman of the Nominating Committee of the Board. Mr. Parzick did not resign as the result of any disagreement with the Company.

(e) On May 31, 2013, Mr. Terry R. McCormack, the President and Chief Executive Officer of Affinia Group Inc. (“Affinia”), entered into a letter agreement (the “Letter Agreement”) with Affinia and Affinia Group Holdings Inc. (“Holdings”) amending his employment agreement (the “Employment Agreement”) with Affinia and his restricted stock unit agreement (the “RSU Agreement”) with Holdings in certain respects. The Letter Agreement is intended to provide Mr. McCormack with an opportunity to receive fixed cash payments in the aggregate amount of up to $5 million in lieu of one-half of the restricted stock units (“RSUs”) that were outstanding under the RSU Agreement and in lieu of receiving potential cash severance payments under his Employment Agreement following his termination of employment. Accordingly, the number of RSUs held by Mr. McCormack under his RSU Agreement has been reduced from 61,398.72 to 30,699.36. The cash payments to Mr. McCormack under the Letter Agreement will be made partially in annual installments over up to four years commencing on May 31, 2014, and partially in installments following Mr. McCormack’s termination of employment. The timing of payments under the Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code. Under the terms of the Letter Agreement, Mr. McCormack will also be entitled to receive a pro-rata annual bonus with respect to the year in which he terminates employment and he will also be entitled to receive continued health insurance benefits from the Company for two years following his termination of employment (in each case, corresponding to the termination benefits that Mr. McCormack was previously entitled to receive under his Employment Agreement). Mr. McCormack will forfeit his rights to the special payments and benefits under the Letter Agreement in the event of his voluntary resignation (other than for “good reason”) prior to reaching age 65 or in the event that his employment is terminated for “cause.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter Agreement with Terry R. McCormack, dated May 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: June 6, 2013	By:	/s/ Steven E. Keller

	Name:	Steven E. Keller
	Title:	General Counsel

EXHIBIT INDEX

Exhibit 99.1	Letter Agreement with Terry R. McCormack, dated May 31, 2013.